=====================================================================



                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                       ------------------------

                            SCHEDULE 14D-1
                  Tender Offer Statement Pursuant to
        Section 14(d)(1) of the Securities Exchange Act of 1934
                                  and
                             SCHEDULE 13D
               Under the Securities Exchange Act of 1934
                           (Amendment No. 4)

                       ------------------------

                          Edmark Corporation
                       (Name of Subject Company)

                       Indigo Acquisition Corp.
              International Business Machines Corporation
                               (Bidders)
                       ------------------------

                      Common Stock, No Par Value
      (including the associated rights to purchase Common Stock)
                    (Title of Class of Securities)

                       ------------------------

                              281094 20 1
                 (CUSIP Number of Class of Securities)

                       ------------------------

                      Lawrence R. Ricciardi, Esq.
               Senior Vice President and General Counsel
              International Business Machines Corporation
                           Old Orchard Road
                        Armonk, New York 10504
                            (914) 765-1900

     (Name, Address and Telephone Number of Persons Authorized to
       Receive Notices and Communications on Behalf of Bidders)

                       ------------------------


                               Copy to:
                         Allen Finkelson, Esq.
                        Cravath, Swaine & Moore
                            Worldwide Plaza
                           825 Eighth Avenue
                       New York, New York 10019
                            (212) 474-1000



=====================================================================

          International Business Machines Corporation ("IBM") and Indigo Acquisition Corp. ("Purchaser") hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 and Schedule 13D, originally filed on November 18, 1996, as amended by Amendments No. 1, 2 and 3 with respect to their offer to purchase all outstanding shares of Common Stock, no par value, of Edmark Corporation, a Washington corporation (the "Company"), as set forth in this Amendment No. 4.

          Item 10. Additional Information.

          On December 18, 1996, IBM issued a press release, a copy of which is attached hereto as Exhibit (a)(12) and is incorporated herein by reference.

          Item 11. Material to be filed as Exhibits.

          (a)(12) Press Release, dated December 18, 1996.

                               SIGNATURE


          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 19, 1996


                                       INDIGO ACQUISITION CORP.,

                                         by: /s/ LEE A. DAYTON
                                             ---------------------------
                                             Name:  Lee A. Dayton
                                             Title: President

                                       INTERNATIONAL BUSINESS
                                          MACHINES CORPORATION,

                                         by: /s/ JOHN E. HICKEY
                                             ---------------------------
                                             Name:  John E. Hickey
                                             Title: Vice President,
                                                     Assistant
                                                     General Counsel and
                                                     Secretary

                             EXHIBIT INDEX


                                                          Sequentially
                                                          ------------
Exhibit No.                Exhibit                        Numbered Page
-----------                -------                        -------------
(a)(12)                    Press Release, dated
                           December 18, 1996.